Exhibit (a)(1)

HUTCHINSON TECHNOLOGY INCORPORATED

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT,

NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE

TO HOLDERS OF

8.50% Convertible Senior Notes due 2019 (CUSIP No. 448407 AL0)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of October 20, 2014 (the “Original Indenture”), by and between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of October 20, 2014 (the “First Supplemental Indenture”), by and between the Company and the Trustee, relating to the Company’s 8.50% Convertible Senior Notes due 2019 (the “Notes”), as further amended and supplemented by that certain Second Supplemental Indenture, dated as of October 5, 2016 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee that each holder of the Notes (each, a “Holder”) has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on November 4, 2016 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by the Company for Notes validly surrendered and not validly withdrawn is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date.

Any Holder will be able to exercise its right to receive the Fundamental Change Repurchase Price in accordance with Section 3.02 of the First Supplemental Indenture upon delivery by letter, overnight courier, hand delivery, facsimile transmission or in any other written form or, in the case of Global Securities, electronically or by other means in accordance with Applicable Procedures of a duly completed notice (which must be in substantially the form attached hereto as Exhibit A) of the exercise of such rights (the “Fundamental Change Repurchase Notice”) to U.S. Bank National Association, as paying agent (the “Paying Agent”), at any time on or before 5:00 p.m. Eastern Time on November 3, 2016 (the “Fundamental Change Expiration Time”). The delivery of a Note for which a Fundamental Change Repurchase Notice has been timely delivered to the Paying Agent at the Corporate Trust Office of the Paying Agent and not validly withdrawn (together with all necessary endorsements for transfer) at the office of the Paying Agent will be a condition to the receipt by the Holder of the Fundamental Change Repurchase Price.

A Holder may withdraw, in whole or in part, a Fundamental Change Repurchase Notice by a written notice of withdrawal delivered to the Paying Agent at any time prior to the Fundamental Change Expiration Time by delivery of a written notice of withdrawal delivered by mail, overnight courier, hand delivery, facsimile transmission or in any other written form or, in the case of Global Securities, electronically or by other means in accordance with the Applicable Procedures to the Paying Agent specifying (1) the principal amount of the Notes or portion thereof (which must be a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted, (2) if certificated Notes have been issued, the certificate number of the Notes being withdrawn in whole or in withdrawable part (or if the Notes are not certificated, such written notice must comply with the procedures of the Depositary), and (3) the portion, if any, of the principal amount of the Notes that will remain subject to the Fundamental Change Repurchase Notice, which portion must be a principal amount of $1,000 or an integral multiple thereof.

Anything herein to the contrary notwithstanding, in the case of Global Securities, any Fundamental Change Repurchase Notice may be delivered or withdrawn and such Global Securities may be surrendered or delivered for purchase in accordance with the Depositary’s procedures as in effect from time to time.

Notes in respect of which a Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted into shares of common stock, par value $0.01 per share (the “Common Stock”) pursuant to the First Supplemental Indenture on or after the date of the delivery of such Fundamental Change Repurchase Notice unless such Fundamental Change Repurchase Notice has first been validly withdrawn in accordance with the procedures set forth in Section 3.03 of the First Supplemental Indenture with respect to the Notes to be converted.

For the avoidance of doubt, unless the Company fails to pay the Fundamental Change Repurchase Price, Notes covered by the Fundamental Change Repurchase Notice will cease to be outstanding and interest will cease to accrue on the Fundamental Change Repurchase Date.

On October 5, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of November 1, 2015 (the “Merger Agreement”), by and among Headway Technologies, Inc. (“Parent”), Hydra Merger Sub, Inc. (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), and each issued and outstanding share of Common Stock (other than certain shares as set forth in the Merger Agreement) was converted into the right to receive $4.00 per share (the “Per Share Merger Consideration”), payable to the holder in cash, without interest and subject to tax withholding. As a result of the consummation of the Merger, a Fundamental Change (as defined in the First Supplemental Indenture, a “Fundamental Change”) occurred on October 5, 2016, and accordingly, each Holder has the Fundamental Change Repurchase Right described above and herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the First Supplemental Indenture, a “Make-Whole Fundamental Change”).

Alternative to the Fundamental Change Repurchase Right:

Holders May Elect to Convert Their Notes

The Conversion Rate for the Notes is 266.6667 shares of Common Stock for each $1,000 principal amount of the Notes. Holders electing to convert their Notes in connection with the Make-Whole Fundamental Change are entitled to a Make-Whole Premium of 63.7500 shares of Common Stock as described in Section 4.01(f) of the First Supplemental Indenture. Accordingly, for conversions of Notes made in connection with the Make-Whole Fundamental Change, each $1,000 principal amount of the Notes is convertible into $1,321.67, which is equal to the Conversion Rate (266.6667) plus the Make-Whole Premium (63.7500), multiplied by the Per Share Merger Consideration.

Conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change only if the conversion notice (the “Conversion Notice” which must be in the form attached hereto as Exhibit B) is provided to U.S. Bank National Association, as conversion agent (the “Conversion Agent”) before the Fundamental Change Expiration Time in compliance with Section 4.02(a) of the First Supplemental Indenture. If the Conversion Notice is not submitted before the Fundamental Change Expiration Time, Holders will not be eligible to receive the Make-Whole Premium upon conversion.

In order to convert its Notes, a Holder must: (1) in the case of a Global Security, comply with the Applicable Procedures in effect and, if required, pay all transfer or similar taxes and funds equal to the interest payable on the next Interest Payment Date, and (2) in the case of a certificated Note: (a) complete, manually sign and deliver the Conversion Notice to the Conversion Agent, (b) surrender such Notes to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents, if required by a Registrar or a Conversion Agent, (d) if required under Section 4.04 of the First Supplemental Indenture, pay all transfer or similar taxes, and (e) if required under Section 4.02 of the First Supplemental Indenture, pay funds equal to the interest payable on the next Interest Payment Date, if applicable.

A Note will be deemed to have been converted immediately prior to the close of business on the date that the Holder has complied with the above requirements.

No Conversion Notice with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice that has not been validly withdrawn.

In order to be eligible to receive the Make-Whole Premium upon conversion, a Holder must submit its Conversion Notice no later than Fundamental Change Expiration Time. If a Holder fails to submit a Conversion Notice by such date and time, any later conversion will not be “in connection with” the Make-Whole Fundamental Change and such Holder would not be eligible to receive the Make-Whole Premium.

Notice is hereby given, pursuant to Section 4.10 of the First Supplemental Indenture and in connection with the Merger, that the Company has executed with the Trustee and entered into the Second Supplemental Indenture providing that, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of property that a holder of a number of shares of Common Stock equal to the Conversion Rate (subject to increase for the Make-Whole Premium) immediately prior to the consummation of the Merger would have been entitled to receive in the Merger. Accordingly, subject to and upon compliance with the provisions of the First Supplemental Indenture, for all conversions for which the relevant Conversion Date occurs from and after the effective time of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by the Make-Whole Premium pursuant to Section 4.01(f) of the First Supplemental Indenture, if applicable), multiplied by the Per Share Merger Consideration. For the avoidance of doubt, Holders who choose to convert their Notes hereafter will receive only cash and will not receive any shares of Common Stock upon conversion. A copy of the Second Supplemental Indenture is attached hereto as Exhibit C.

This notice will also constitute notice under any other section of the First Supplemental Indenture, to the extent notice is required under such section and this notice satisfies such requirements.

The value that you will receive if you validly exercise the Fundamental Change Repurchase Right is substantially less than the funds that you will receive if you convert your Notes in connection with the Make-Whole Fundamental Change prior to the Fundamental Change Expiration Time. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. Neither the Company nor the Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

The Trustee, Paying Agent and Conversion Agent is:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107-2292

Attention: Specialized Finance

(612) 217-5651 (Facsimile)

The date of this Notice is October 5, 2016.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. Neither the Company nor the Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

The Trustee, in its capacity as trustee, paying agent or any other capacity under the Indenture assumes no responsibility for the accuracy or completeness of the information contained or incorporated by reference in this Notice or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder of the Notes to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the Indenture, the Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, the Company urges you to read carefully the remainder of this Notice because the information in this summary is not complete. Section references are included to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our” or “us” in this Notice refer to Hutchinson Technology Incorporated.

Who is offering to repurchase my Notes?

The Company is offering to repurchase the Notes subject to the terms and conditions of this Notice, the Indenture and the Notes.

Why is the Company offering to repurchase my Notes?

As a result of the Merger, a Fundamental Change occurred on October 5, 2016. The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 3.02 of the First Supplemental Indenture, which requires the Company to offer to repurchase any outstanding Notes for cash following a Fundamental Change at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid Interest to, but excluding, the applicable date of repurchase.

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion of the principal amount thereof that is equal to or an integral multiple of $1,000, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of October 4, 2016, there was $37,500,000 aggregate principal amount of Notes outstanding. (See “Section 2—Information Concerning the Notes”)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the First Supplemental Indenture and the Notes, the Company will pay, in cash, the Fundamental Change Repurchase Price, with respect to any and all Notes validly surrendered through a Fundamental Change Repurchase Notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures and delivered to Paying Agent, and not validly withdrawn at any time on or before the Fundamental Change Expiration Time, and which Notes are delivered to the Paying Agent by book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice. The amount of accrued and unpaid interest per $1,000 principal amount of Notes will be calculated by multiplying the current annual interest rate by the number of days that have elapsed since October 31, 2016 (the last interest payment date for the Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360 and multiplying the product by each $1,000 principal amount of Notes. The Company estimates that the accrued and unpaid interest payable on the Notes that are surrendered for repurchase will be approximately $0.94 per $1,000 principal amount of Notes surrendered. (See “Section 2.2—Repurchase Price”)

How will the Company fund the repurchase of the Notes?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $37,535,416.67 with respect to the Notes. The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds”)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price for the Parent’s common stock, the Parent’s operating results (including the Company’s operating results) and the market for similar securities. (See “Section 2.4—Market for the Notes and the Shares”)

Are my Notes currently convertible?

Yes. Holders of Notes currently have the right to convert their Notes until close of business on October 30, 2019 (the “Conversion Period”), however, in order to receive the Make-Whole Premium, Holders must provide a Conversion Notice to the Conversion Agent prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes. If you deliver a Fundamental Change Repurchase Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”)

What consideration will I receive if I convert my Notes?

Pursuant to the terms of the First Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture to provide that, following the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate (as defined in the First Supplemental Indenture, the “Conversion Rate”) multiplied by the Per Share Merger Consideration.

As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during the Conversion Period is fixed at an amount in cash equal to the Conversion Rate of 266.6667 for the Notes, multiplied by $4.00 (i.e., the Per Share Merger Consideration). Accordingly, you will be entitled to receive $1,066.67 in cash per $1,000 principal amount of Notes validly surrendered for conversion during the Conversion Period. Holders electing to convert their Notes in connection with the Make-Whole Fundamental Change are entitled to a Make-Whole Premium of 63.7500 shares of Common Stock as described in Section 4.01(f) of the First Supplemental Indenture. Accordingly, for conversions of Notes made in connection with the Make-Whole Fundamental Change, each $1,000 principal amount of the Notes is convertible into $1,321.67, which is equal to the Conversion Rate (266.6667) plus the Make-Whole Premium (63.7500), multiplied by the Per Share Merger Consideration.

Conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change only if the Conversion Notice is provided to the Conversion Agent before the Fundamental Change Expiration Time. Accordingly, the value that you will receive if you validly exercise the Fundamental Change Repurchase Right is substantially less than the funds that you will receive if you convert your Notes in connection with the Make-Whole Fundamental Change prior to the Fundamental Change Expiration Time.

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”)

Is the Company making any recommendation about the offer?

Neither the Company nor Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or the Trustee, the Paying Agent or the Conversion Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m. Eastern Time on November 3, 2016, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time, and subsequently surrender the Notes to the Paying Agent, in each case, through the transmittal procedures of DTC. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”)

If I surrender my Notes for repurchase, when will I receive payment for them?

Prior to 12:00 p.m. New York City time on November 7, 2016, the Company will deposit with the Paying Agent an amount of money in immediately available funds sufficient to pay the Fundamental Change Repurchase Price for all Notes that are to be repurchased as of the Fundamental Change Repurchase Date. The Paying Agent will, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner described in this Notice, make payment of the Fundamental Change Repurchase Price by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See “Section 5—Payment for Surrendered Notes; Source and Amount of Funds”)

How do I withdraw a Fundamental Change Repurchase Notice that I have already delivered?

You can withdraw a Fundamental Change Repurchase Notice that has already been delivered by means of a notice of withdrawal delivered to the Paying Agent at any time prior to the Fundamental Change Expiration Time in accordance with the applicable procedures of DTC. (See “Section 4—Right of Withdrawal”)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your

Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple of $1,000. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”)

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to Conversion Agent, through the transmittal procedures of DTC prior to the end of the Conversion Period. (See “Section 2.3—Conversion Rights of the Holders”)

What happens if I fail to exercise my right to convert prior to the Fundamental Change Repurchase Time?

If you do not provide a Conversion Notice to the Conversion Agent prior to the Fundamental Change Repurchase Time, you will still be able to convert your Notes until the end of the Conversion Period; however, you will not receive the Make-Whole Premium upon such conversion.

If I elect to convert my Notes during the Conversion Period, when will I receive payment?

Upon conversion of a Note, we will pay the consideration due in respect of the conversion no later than the third Business Day (as defined in the Indenture) immediately following the date that the Notes were transferred to the Conversion Agent for conversion in accordance with the procedures of DTC. (See “Section 2.3—Conversion Rights of the Holders”)

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn. (See “Section 2.3—Conversion Rights of the Holders”)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the Fundamental Change Expiration Time, we will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. (See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase”)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Section 11—Material U.S. Federal Income Tax Considerations.”

Who is the Paying Agent and the Conversion Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address and facsimile number are set forth on the front cover page of this Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Company, at the addresses and telephone numbers set forth in this Notice. You should direct any other questions you may have to your own financial and tax advisors.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1. INFORMATION CONCERNING THE COMPANY.

1.1. The Company.

The principal executive offices of the Company are located at Hutchinson Technology Incorporated, 40 West Highland Park Drive N.E., Hutchinson, Minnesota and its telephone number is (320) 587-3797. Additional information regarding the Company is contained in our filings with the SEC. See “Section 12—Additional Information.”

The Company is offering, at the option of each Holder of the Notes, to repurchase the Notes, subject to the terms and conditions of this Fundamental Change Notice, the Indenture and the Notes.

1.2. The Merger Agreement.

On November 1, 2015, the Company entered into the Merger Agreement with Parent and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and each issued and outstanding share of Common Stock (other than certain shares as set forth in the Merger Agreement) was converted into the right to receive $4.00 per share, payable to the holder in cash, without interest and subject to tax withholding. As a result of the Merger, the Company ceased to be a publicly traded company and became a wholly-owned subsidiary of Parent. As a result of the consummation of the Merger, a Fundamental Change occurred on October 5, 2016, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change and accordingly, each Holder has the right to convert their Notes and receive a Make-Whole Premium as described in Section 2.3 below.

2. INFORMATION CONCERNING THE NOTES.

The Notes were issued under the Indenture. The Notes mature on October 31, 2019.

As of October 4, 2016, there were $37,500,000 aggregate principal amount of Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes.

The completion of the Merger resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture. As a result, each Holder of the Notes has the right, at the Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, as of the Fundamental Change Repurchase Date. This Fundamental Change Repurchase Right will expire at the Fundamental Change Expiration Time. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Holders may exercise their Fundamental Change Repurchase Right by (i) delivering notice in accordance with DTC’s applicable procedures to U.S. Bank National Association, as paying agent, at any time prior to the Fundamental Change Expiration Time and (ii) by delivering the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after the date of delivery of the Fundamental Change Repurchase Notice. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

If we make any change to this Fundamental Change Repurchase Right that we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2. Repurchase Price.

Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner described in this Notice. Notes validly surrendered for repurchase will be accepted only in principal amounts of $1,000 or an integral multiple of $1,000.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued and unpaid interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date. The amount of accrued and unpaid interest per $1,000 principal amount of Notes will be calculated by multiplying the current annual interest rate by the number of days that have elapsed since October 31, 2016 (the last interest payment date for the Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360 and multiplying the product by each $1,000 principal amount of Notes. The Company estimates that the accrued and unpaid interest payable on the Notes that are validly surrendered for repurchase will be approximately $0.94 per $1,000 principal amount of Notes surrendered.

The Fundamental Change Repurchase Price is based solely on the requirements of the First Supplemental Indenture and the Notes and bears no relationship to the market price of the Notes or the shares of Common Stock. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date.

2.3. Conversion Rights of the Holders.

The Notes are convertible, at the option of the Holder, at any time until close of business on October 30, 2019. Pursuant to the terms of the First Supplemental Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture to provide that, following the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate multiplied by the Per Share Merger Consideration. As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 principal amount of Notes that are converted during the Conversion Period is fixed at an amount in cash equal to the Conversion Rate of 266.6667 for the Notes, multiplied by $4.00 (i.e., the Per Share Merger Consideration). Accordingly, you will be entitled to receive $1,066.67 in cash per $1,000 principal amount of Notes validly surrendered for conversion during the Conversion Period. Holders electing to convert their Notes in connection with the Make-Whole Fundamental Change are entitled to a Make-Whole Premium of 63.7500 shares of Common Stock as described in Section 4.01(f) of the First Supplemental Indenture. Accordingly, for conversions of Notes made in connection with the Make-Whole Fundamental Change, each $1,000 principal amount of the Notes is convertible into $1,321.67, which is equal to the Conversion Rate (266.6667) plus the Make-Whole Premium (63.7500), multiplied by the Per Share Merger Consideration.

Conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change only if the conversion notice (the “Conversion Notice” which must be in the form attached hereto as Exhibit B) is provided to the Conversion Agent before the Fundamental Change Expiration Time. Accordingly, the value that you will receive if you validly exercise your right to convert after the Fundamental Change Expiration Time is substantially less than the funds that you will receive if you convert your Notes in connection with the Make-Whole Fundamental Change prior to the Fundamental Change Expiration Time.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations described above will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon to, but not including, the Conversion Date. As a result, any accrued and unpaid interest to, but not including, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited upon conversion of any Notes.

If you want to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to U.S. Bank National Association, as the Conversion Agent, through the transmittal procedures of DTC, prior to the Fundamental Change Expiration Time, in order to receive the Make-Whole Premium, or otherwise prior to the end of the Conversion Period.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC, prior to the Fundamental Change Expiration Time, in order to receive the Make-Whole Premium, or otherwise prior to the end of the Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

The Conversion Date with respect to each Holder electing to convert their Notes will be the date on which such Holder has satisfied all of the foregoing requirements. The Company will pay the consideration due in respect of the conversion no later than the third Business Day (as defined in the Indenture) immediately following the relevant Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion into cash at any time prior to the end of the Conversion Period as described herein or as otherwise provided in the Indenture.

Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and facsimile number set forth on the cover of this Notice.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you will receive if you validly exercise the Fundamental Change Repurchase Right is substantially less than the funds that you will receive if you convert your Notes in connection with the Make-Whole Fundamental Change prior to the Fundamental Change Expiration Time. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. Neither the Company nor Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or U.S. Bank National Association, in its role as the Trustee, the Paying Agent and the Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4. Market for the Notes and the Shares.

There is no established reporting system or trading market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price for the Parent’s common stock, the Parent’s operating results (including the Company’s operating results) and the market for similar securities. The Company cannot assure you that a market will exist for the Notes following the Merger.

In connection with the Merger, the shares of Common Stock ceased trading on The Nasdaq Stock Market LLC on October 5, 2016. Prior to the Merger, the shares of Common Stock traded on The Nasdaq Stock Market LLC under the symbol “HTCH.” The following table sets forth, for each of the periods indicated, the high and low intraday sale prices per Share as reported on The Nasdaq Stock Market LLC:

	High	Low
Year Ended September 27, 2015:
First Quarter	$3.79	$2.98
Second Quarter	4.50	2.52
Third Quarter	2.90	1.78
Fourth Quarter	2.25	1.23
Year Ended September 26, 2016:
First Quarter	$3.72	$1.38
Second Quarter	3.79	3.41
Third Quarter	3.89	3.32
Fourth Quarter	3.98	1.32
Year Ended September 25, 2017:
First Quarter (through October 3, 2016)	$3.99	$3.96

On October 3, 2016, the last full trading day prior to consummation of the Merger, the closing sale price of the shares of Common Stock on The Nasdaq Stock Market LLC was $3.98 per share. As of September 30, 2016, there were approximately 33,942,454 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either surrender your Notes pursuant to the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5. Ranking.

The Notes are senior unsecured obligations and rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment by the Notes; equal in right of payment to the Company’s existing and future unsecured indebtedness that is not subordinated; effectively subordinated in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

3. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO SURRENDER NOTES FOR REPURCHASE.

In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time and deliver the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple of $1,000. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Notes unless converted as discussed herein.

3.1. Method of Delivery.

As of the date of this Fundamental Change Notice, there are no certificated Notes. Accordingly, unless physical certificates are issued after the date hereof, all Notes tendered for repurchase hereunder must be delivered in accordance with DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms of that system. Delivery of the Notes via ATOP will satisfy the Holders’ requirement for delivery of a Fundamental Change Repurchase Notice as defined and described in the First Supplemental Indenture. Delivery of any Notes, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering the Notes.

Holders who are DTC participants should follow the instructions described above. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures described above prior to the Fundamental Change Expiration Time.

Any Fundamental Change Repurchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

3.2. Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder received this Notice and acknowledges that this Notice provides the notice required pursuant to the First Supplemental Indenture with respect to the Fundamental Change Repurchase Right;

•	upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the Fundamental Change Repurchase Date, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company and U.S. Bank National Association, in its role as the Trustee, the Paying Agent and the Conversion Agent, and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion or defeasance of the Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in the Indenture, the Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquired good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees to indemnify and hold harmless U.S. Bank National Association, its successors and assigns, from and against all costs, expenses and liabilities of any nature in the event the undersigned is not the beneficial owner of the Notes surrendered, as represented above;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that the Company’s acceptance of the Notes for payment pursuant to the procedures described in this Notice will constitute a binding agreement under the law of the State of New York between such Holder and the Company enforceable in accordance with the terms and subject to the conditions of the Fundamental Change Repurchase Right;

•	such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that are validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	any delivered Fundamental Change Repurchase Notice may only by withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. RIGHT OF WITHDRAWAL.

A Fundamental Change Repurchase Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. PAYMENT FOR SURRENDERED NOTES; SOURCE AND AMOUNT OF FUNDS.

Prior to 12:00 p.m. New York City time on November 7, 2016, the Company will deposit with the Paying Agent an amount of money in immediately available funds sufficient to pay the Fundamental Change Repurchase Price for each Note or portion of a Note that is to be repurchased as of the Fundamental Change Repurchase Date. The Paying Agent will, on the later of (i) the Fundamental Change Repurchase Date and (ii) the time of book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner described in this Notice, make payment of the Fundamental Change Repurchase Price by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $37,535,416.67, calculated as the sum of (i) $37,500,000, representing 100% of the principal amount of the Notes outstanding as of October 4, 2016, plus (ii) $35,416.67, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date.

The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

6. NOTES ACQUIRED.

All of the Notes for which a Fundamental Change Repurchase Notice has been validly delivered and not validly withdrawn as of the Fundamental Change Expiration Time, will, as of the Fundamental Change Repurchase Date, cease to be outstanding and interest on such Notes will cease to accrue, unless the Company fails to pay the Fundamental Change Repurchase Price to the Paying Agent with respect to such Notes as of the Fundamental Change Repurchase Date.

7. PLANS OR PROPOSALS OF THE COMPANY.

Following the consummation of the Merger, all of the outstanding Shares are owned by Parent. In addition, the Shares ceased trading on The Nasdaq Stock Market LLC following the consummation of the Merger, and the Company intends to file, on or around October 17, 2016, a Form 15 with the Securities and Exchange Commission to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around January 16, 2017.

As disclosed by the Company in its Current Report on Form 8-K filed on October 5, 2016, in connection with the consummation of the Merger, the former members of the Company’s board of directors were replaced with the individuals listed on Annex A to this Notice.

Except as disclosed in this Notice, neither the Company nor Parent, or any of their respective directors or executive officers, currently have any plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES.

Based on a reasonable inquiry by Parent:

•	neither the Company nor Parent, or any executive officer or director of the Company nor Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

The Company will not repurchase any Notes from any officer, director or affiliate of the Company. A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. AGREEMENTS INVOLVING THE COMPANY’S SECURITIES.

Based on a reasonable inquiry by Parent, except for, and as contemplated by, the Merger Agreement and as otherwise described in this Notice, neither the Company nor Parent, or any of their respective directors or executive officers, is a party to any agreement, arrangement or understanding with any other person with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. PURCHASES OF NOTES BY THE COMPANY AND ITS AFFILIATES.

Each of the Company and its affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11. MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure that could affect the U.S. federal tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights. Holders should seek their own tax and legal advice based on their particular circumstances from an independent tax adviser.

IN GENERAL

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Note. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	does not discuss the tax considerations to you if you do not hold the Notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances or that may be relevant to you because you are subject to special rules, such as rules applicable to banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, S corporations, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, traders in securities or foreign currencies that have elected the mark-to-market method of accounting, persons liable for alternative minimum tax, persons holding the Notes as part of a hedge, straddle, “constructive sale, “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates;

•	does not discuss the effect of any state, local or foreign laws, or any U.S. federal gift tax or estate tax considerations and does not address the 3.8% Medicare tax on net investment income that can also apply to certain U.S. holders’ capital gains and interest in respect of the Notes; and

•	does not discuss tax considerations to an owner of the Notes held through a partnership or other pass-through entity.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds the Notes, you should consult your own tax advisors.

Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, state, local and foreign laws and tax treaties.

As used in this section, a “U.S. Holder” of a Note means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or any political subdivision thereof, a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has a valid election in effect to continue to be treated as a U.S. person, as defined in the Code. As used in this section, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

TAX CONSIDERATIONS FOR U.S. HOLDERS

This section applies to you if you are a U.S. Holder.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions under “—Accrued Interest” and “—Market Discount”, on the sale, exchange, redemption or other taxable disposition of a Note (including a disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right):

•	You will have taxable gain or loss equal to the difference between the amount of cash received on the disposition, other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and your adjusted tax basis in the Note.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you have a holding period for the Note that is more than one year. The deductibility of capital losses is subject to limitation.

•	Your adjusted tax basis in a Note generally will equal the cost of the Note to you, less any principal payments received and increased by the amount of original issue discount (“OID”) (taking into account any acquisition premium that offset such original issue discount) previously accrued on the Notes. If you have elected to include “market discount” (as described below) in income as it accrues, then your tax basis in a Note will be increased by any market discount previously included in gross income. If you purchased a Note for an amount greater than its principal amount, then your tax basis in the Note will be decreased by the amount of any such excess that you have elected to offset against interest income as amortizable bond premium.

Accrued Interest

Amounts received by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest, including OID, will be taxable to you as ordinary interest income, to the extent that such interest or OID has not been previously included in income.

Market Discount

Gain recognized by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the you held such Note, unless you have made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded your tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless you have elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. Backup withholding may apply to those payments if you fail to provide to the Paying Agent your taxpayer identification number, or certification of exempt status, or if you have failed to report in full interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished in the appropriate manner to the IRS.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The discussion that follows this paragraph applies to you if you are a non-U.S. Holder and the interest and gain you receive is not effectively connected with your conduct of a U.S. trade or business. If the interest and gain you receive is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), you will be subject to rules similar to those described above for U.S. Holders. In addition to this treatment, if you are a corporation, you could be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate). You will be exempt from the withholding tax on interest and dividends discussed below, although you will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order to obtain an exemption from withholding. These rules are complex and you should consult with your tax advisors.

This section assumes that we are or have been at no time a “U.S. real property holding corporation.” We believe that we are not and have not been a U.S. real property holding corporation and do not expect to become such a corporation. If we are or have been a U.S. real property holding corporation, there could be adverse tax consequences to a non-U.S. Holder.

Sale, Exchange, Redemption or Other Disposition of the Notes and Sale or Exchange of Shares of Our Common Stock

Subject to the discussion of “—Accrued Interest” and “—Information Reporting and Backup Withholding” below, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of a Note or the sale or exchange of a Share unless you are an individual present in the United States for at least 183 days during the year in which you dispose of the Note or shares of our common stock, and other conditions are satisfied.

Accrued Interest

Subject to the discussion under “—Information Reporting and Backup Withholding” and “—FATCA” below, accrued interest (including, for these purposes, OID) paid to you will not be subject to U.S. federal withholding tax, provided that pursuant to the ‘‘portfolio interest’’ exception:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to the Company,

•	you are not a bank receiving interest on the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	you satisfy certain certification requirements.

Payments of interest on a Note that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder any interest paid during the year (including payments attributable to accrued but unpaid interest) and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Certain certification requirements may apply in order for non-U.S. Holders to avoid backup withholding. Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability or have the amount refunded, provided you timely provide the required information to the IRS.

TREATMENT OF NON-EXERCISING HOLDERS

We do not believe that the changes to the Notes occurring in connection with the Merger and the Fundamental Change should result in a deemed exchange of the Notes for “new” Notes for U.S. federal income tax purposes. As such, a Holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, as modified by United States treasury regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to payments of interest and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. An intergovernmental agreement between the United States and the non-U.S. holder’s jurisdiction may modify these requirements.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER LAW.

12. ADDITIONAL INFORMATION.

In accordance with its obligations under the Exchange Act, the Company has filed annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Shares ceased trading on The Nasdaq Stock Market LLC. The Company intends to file a Form 15 with the SEC on or about October 17, 2016 to terminate the registration of the Shares under the Exchange Act and immediately suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around January 16, 2017.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Second Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 27, 2015;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended December 27, 2015, for the fiscal quarter ended March 27, 2016, and for the fiscal quarter ended June 26, 2016;

•	the Company’s Current Reports on Form 8-K, filed with the SEC on October 13, 2015, December 14, 2015, December 16, 2015, January 25, 2016, January 28, 2016, March 7, 2016, June 28, 2016, July 12, 2016, September 27, 2016 and October 5, 2016;

•	the Company’s Definitive Proxy Statement on Schedule 14A, filed on August 9, 2016;

•	all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year to the date hereof covered by the Form 10-K/A mentioned above;

•	the Original Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 23, 2014;

•	the First Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 23, 2014;

•	the Second Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2016; and

•	the Form of the Note, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 23, 2014.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13. SOLICITATIONS.

The Company has not employed any persons to make solicitations or recommendations in connection with the offer.

14. CONFLICTS.

In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture, the Notes or any applicable laws, on the other hand, the terms of the Indenture, the Notes or applicable laws, as the case may be, will control.

Neither the Company nor Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, or U.S. Bank National Association, in its role as the Trustee, the Paying Agent and the Conversion Agent, is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights (if at all), pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

The Trustee, in its capacity as trustee, paying agent or any other capacity under the Indenture assumes no responsibility for the accuracy or completeness of the information contained or incorporated by reference in this Notice or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

October 5, 2016	HUTCHINSON TECHNOLOGY INCORPORATED

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The current business address of each person is c/o Hutchinson Technology Incorporated, 40 West Highland Park Drive N.E., Hutchinson, Minnesota. All directors and executive officers listed below are citizens of the United States.

Name	Position

Richard J. Penn	President and Chief Executive Officer

David P. Radloff	Vice President and Chief Financial Officer

D. Mark Jelkin	Vice President of Engineering

Connie L. Pautz	Vice President of Human Resources & Corporate Communications

Dale M. Ruzicka	Vice President of Operations

Yew Ah Ming	Secretary

Wenjie Chen	Director

Albert Ong	Director

Gary Pester	Director

Mr. Penn became President and Chief Executive Officer in October 2012. Previously, he had served as Senior Vice President and President of our Disk Drive Components Division since March 2011. He was Senior Vice President and President of our BioMeasurement Division from April 2007 to March 2011, Senior Vice President and President of our Disk Drive Components Division from 2005 to April 2007, and Vice President of Operations from 2003 to 2005. Mr. Penn has been with our company since 1981.

Mr. Radloff became Vice President and Chief Financial Officer in September 2010. Previously, he had served as Corporate Controller since January 2009. He served as Vice President of Corporate Finance from December 2007 to January 2009 and as Chief Information Officer from February 2000 to January 2009. He has been with our company since 1986.

Mr. Jelkin became Vice President of Engineering in June 2014. Previously, he had served as Director of Engineering and Program Development since 2006. He has been with our company since 1988.

Ms. Pautz became Vice President of Human Resources & Corporate Communications in December 2009. Previously, she had served as Human Resources Director since January 2009. She served as Corporate Communications Director from March 2001 to December 2009. She has been with our company since 1984.

Mr. Ruzicka became Vice President of Operations in December 2012. Previously, he had served as plant manager since May 2008. He served as Director of Manufacturing Strategy from 2006 to May 2008 and Director of Asian Operations from 2000 to 2006. He has been with our company since 1982.

Mr. Yew became Secretary on October 5, 2016. He has served as Vice President, Finance of Magnecomp Precision Technology Public Company Limited since 2006.

A-1

Mr. Chen became a Director on October 5, 2016. He has served as President and CEO of Headway Technologies, Inc. since August 2013. He was previously Vice President of Product Engineering since June 2009. He has been with Headway Technologies since 2002.

Mr. Ong became a Director on October 5, 2016. He has served as President and CEO of Magnecomp Precision Technology Public Company Limited since 2005. He also serves as CEO of Magnetic Heads and Sensors Business Company, since July 2016, and as General Manager of HDD Components Business Group of Magnetic Heads and Sensors Business Company, since April 2015.

Mr. Pester became a Director on October 5, 2016. He has served as VP of Finance of Headway Technologies, Inc. since December 2003. He previously served as Corporate Controller and Secretary from July 2002 to December 2003 and as Corporate Controller from December 2000 to July 2002. From August 1994 to December 2000, he served as Assistant Controller. He has been with Headway Technologies since August 1994.

A-2

Exhibit A

Form of Fundamental Change Repurchase Notice

FUNDAMENTAL CHANGE REPURCHASE NOTICE

To: Hutchinson Technology Incorporated

The undersigned registered owner of this Security hereby irrevocably acknowledges receipt of a notice from Hutchinson Technology Incorporated (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to purchase the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Security and the Indenture referred to in the Security at the Fundamental Change Repurchase Price, together with accrued and unpaid interest, to, but excluding, such date, to the registered Holder hereof.

Dated:
Signature (s)

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be purchased (in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Security in every particular, without any alteration or change whatsoever.

Exhibit B

Form of Notice of Conversion

CONVERSION NOTICE

To convert this Security into Common Stock of the Company, check the box:  ☐

To convert only part of this Security, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $            .

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

Your Signature

Date:
(Sign exactly as your name appears on the other side of this Security)

* Signature guaranteed by:

By:

*The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

Exhibit C

Second Supplemental Indenture

HUTCHINSON TECHNOLOGY INCORPORATED,

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 5, 2016

TO THE

INDENTURE

DATED AS OF OCTOBER 20, 2014

8.50% CONVERTIBLE SENIOR NOTES DUE 2019

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 5, 2016, is by and between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of October 20, 2014 (the “Base Indenture”), as amended and supplemented by that certain First Supplemental Indenture, dated as of October 20, 2014 (the “First Supplemental Indenture”), to provide for the issuance of $37,500,000 aggregate principal amount of the Company’s 8.50% Convertible Senior Notes due 2019 (the “Securities”);

WHEREAS, the Company, Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of November 1, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company will be a wholly owned subsidiary of Parent and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (other than shares to be canceled or converted in accordance with Section 2.02 of the Merger Agreement), shall be converted into the right to receive $4.00 per share (the “Per Share Merger Consideration”), payable in cash, without interest and subject to tax withholding;

WHEREAS, Article VI of the First Supplemental Indenture permits the Company to merge with and into another Person so long as certain conditions have been met;

WHEREAS, Section 4.10 of the First Supplemental Indenture provides, among other things, that in the case of any Business Combination, pursuant to which outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of such Business Combination, the Holders of the Securities then outstanding shall be entitled thereafter to convert such Securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such Business Combination had such Securities been converted into Common Stock immediately prior to such Business Combination (as may be increased by the Make-Whole Premium provided for pursuant to Section 4.01(f) of the First Supplemental Indenture as a consequence of the Merger, except that such Holders shall not receive the Make-Whole Premium if such Holder does not convert its Securities “in connection with” the relevant Make-Whole Fundamental Change);

WHEREAS, Section 4.10 of the First Supplemental Indenture also provides that upon a Business Combination, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(i) of the First Supplemental Indenture providing for such change in the right to convert each $1,000 principal amount of Securities;

WHEREAS, as a result of the Merger, pursuant to Section 4.01(f) of the First Supplemental Indenture, each $1,000 principal amount of Securities will be convertible into cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased due to the Make-Whole Premium pursuant to Section 4.01(f) of the First Supplemental Indenture) multiplied by the price paid per share of Common Stock in such Business Combination;

WHEREAS, Section 10.01(i) of the First Supplemental Indenture provides that, without the consent of any Holders of Securities, the Company and the Trustee may execute a supplemental indenture in any manner that will not adversely affect the interests of the Holders in any material respect;

WHEREAS, Section 4.10 of the First Supplemental Indenture specifically contemplates entry into a supplemental indenture as a result of the Merger; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01     Definitions

For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENT OF INDENTURE AND

GUARANTEE OF OBLIGATIONS

Section 2.01     Conversion of Securities

At and after the effective time of the Merger:

(a) in accordance with and subject to Section 4.10 of the First Supplemental Indenture, the right to convert each $1,000 principal amount of Securities shall be changed into the right to convert such principal amount of Securities into the amount of cash that a holder of the number of shares of Common Stock equal to the Conversion Rate (as may be increased by the Make-Whole Premium provided for pursuant to Section 4.01(f) of the First Supplemental Indenture as a consequence of the Merger) immediately prior to the Merger would have owned or been entitled to receive upon the Merger; and

(b) pursuant to Section 4.10 of the First Supplemental Indenture, upon conversion of the Securities by a Holder, the Company will pay or cause to be paid to such Holder, for each $1,000 principal amount of Securities, cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by the Make-Whole Premium pursuant to Section 4.01(f) in the case of a conversion made in connection with a Make-Whole Fundamental Change), multiplied by the Per Share Merger Consideration.

2

ARTICLE 3

MISCELLANEOUS

Section 3.01     Severability

In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02     Modification, Amendment and Waiver

The provisions of this Second Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article X of the First Supplemental Indenture.

Section 3.03     Ratification of Indenture; Second Supplemental Indenture Part of the Indenture

The Company (i) is a corporation organized and existing under the laws of the United States of America and the State of Minnesota and (ii) hereby expressly assumes the obligations of the Company under the Securities, Base Indenture and First Supplemental Indenture and the performance or observance of every covenant and provision of the Base Indenture, First Supplemental Indenture and the Securities required on the part of the Company to be performed or observed and the conversion rights hereby shall be provided for in accordance with Article IV thereof. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04     Trust Indenture Act Controls

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA, through operation of Section 318(c) thereof, such imposed duties shall control.

Section 3.05     Governing Law

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.06     Trustee Makes No Representation

The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

3

Section 3.07     Multiple Counterparts

The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08     Headings

The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09     Successors

All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.

Section 3.10     Calculations in Respect of the Securities

The Company shall make all calculations under this Second Supplemental Indenture and the Securities. The Company shall make all these calculations in good faith, and, absent manifest error, such calculations shall be final and binding on all Holders. The Company shall provide schedules of its calculations to the Trustee as required hereunder, and the Trustee shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name: Title:	David P. Radloff Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, solely as Trustee hereunder and not in its individual capacity

By:	/s/ Joshua A. Hahn
Name: Title:	Joshua A. Hahn Vice President

[Signature Page to Second Supplemental Indenture]